Exhibit 10.2

PORTLAND GENERAL ELECTRIC COMPANY

OUTPLACEMENT ASSISTANCE PLAN

Dated Effective June 15, 2005

PORTLAND GENERAL ELECTRIC COMPANY

OUTPLACEMENT ASSISTANCE PLAN

ARTICLE 1. PURPOSE AND NATURE OF PLAN

The purpose of the Portland General Electric Company Outplacement Assistance Plan, as amended from time to time (the "Plan") is to provide outplacement benefits to Eligible Employees whose employment with the Employer is permanently terminated as a result of a Reorganization (as defined below).

The Plan is unfunded; benefits are payable only from the general assets of Portland General Electric Company or other Employer. Outplacement benefits are provided by one or more professional outplacement firms that are contracted to provide services under the Plan. The Plan is intended to be an employee welfare benefit plan within the meaning of Section 3(1) of ERISA and Department of Labor regulation 29 CFR Section 2510.3-2(b).

ARTICLE 2. DEFINITIONS

2.1 Benefits Administration Committee means a committee comprised of not less than three (3) individuals which is designated by the Corporation to serve under this Plan, as described in Section 2.2 below.

2.2 Committee(s) means with respect to Management Employees employed at a level of vice president or above, the Compensation Committee of the Board of Directors of the Corporation and with respect to Non-Management Employees and Management Employees employed at a level below vice president, the Benefits Administration Committee.

2.3 Cause means a violation of Employer standards of performance, conduct or attendance (as construed by the applicable Committee at its sole discretion).

2.4 Corporation means Portland General Electric Company.

2.5 Divested Employer means (i) a division, subsidiary, venture or partnership, or other business segment of an Employer which has been or is proposed to be divested, or (ii) the proposed or actual purchaser or acquirer thereof, by reason of ownership or acquisition of stock, assets or otherwise, and includes any affiliate of such Divested Employer.

2.6 Eligible Employee means any Employee who satisfies the eligibility requirements set forth in Section 3.1 of the Plan, and any former Employee who satisfies the eligibility requirements set forth in Section 3.2 of the Plan.

2.7 Employee means any person employed by an Employer and on Employer's regular payroll.

2.8 Employer means individually, the Corporation and such affiliates of the Corporation as the Board of Directors of the Corporation designates as an Employer from time to time under the Plan, and collectively, the Corporation and all such affiliates.

2.9 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.10 Management Employee means an Eligible Employee who is or was at the time his or her employment terminated employed at the level of supervisor, manager or above (up to and including vice president or above).

2.11 Non-Management Employee means an Eligible Employee who is not or was not a Management Employee.

2.12 Outplacement Firm means the firm or firms chosen by the Corporation to provide counseling services to Participants under the Plan.

2.13 Participant means an Eligible Employee who is receiving outplacement benefits under the Plan.

2.14 Plan has the meaning described in Article I.

2.15 Reorganization means (i) a corporate, departmental or work group reorganization, including without limitation, a position elimination, or (ii) similar business circumstances, as determined by the Corporation.

ARTICLE 3. ELIGIBILITY

3.1 Eligible Employees. All Employees who are receiving benefits under either the Portland General Electric Company Severance Pay Plan for Non-Executive Employees or the Portland General Electric Company Severance Pay Plan for Executive Employees shall be eligible to receive outplacement benefits under this Plan.

3.2 Eligible Former Employees. Any former Employee would have been an Eligible Employee except that the former Employee accepted an offer of employment from a Divested Employer whose employment is involuntarily terminated by such Divested Employer, other than for Cause, within twelve (12) months after the date of his or her employment termination with an Employer shall also be eligible to receive outplacement benefits under this Plan.

ARTICLE 4. OUTPLACEMENT BENEFITS

4.1 Non-Management Employee Outplacement Benefits. Non-Management Employees who become Participants shall be offered the services selected by the Employer to be provided by an Outplacement Firm to Non-Management Employees from time to time. The Employer shall pay the entire cost of any such services selected by the Employer and provided to the Participant. An Eligible Employee must initiate the services of the Outplacement Firm within thirty (30) days of termination of employment with the Employer or the Divested Employer to become a Participant.

4.2 Management Employee Outplacement Benefits. Management Employees who become Participants shall be offered the services selected by the Employer by an Outplacement Firm to be provided to Management Employees from time to time. Such services shall be provided for a period of not less than three (3) months from the date of initiation of such services with an option to extend the services for an additional three (3) months or such additional period as the Committee shall permit; provided, however, in no event shall services extend beyond twelve (12) months. The Employer shall pay the entire cost of any such services provided to the Participant during the twelve-month period. An Eligible Employee must initiate the services of the Outplacement Firm within thirty (30) days of termination of employment with the Employer or the Divested Employer to become a Participant.

4.3 No Compensation in Lieu of Benefits. Participation in this Plan and receipt of outplacement benefits is voluntary. An Eligible Employee shall not be eligible to receive compensation in lieu of outplacement benefits should he or she choose not to avail himself or herself of the benefits provided by this Plan.

4.4 Limitation of Liability. An Employer shall have no liability to any Employee or former Employee for the action or inaction taken by the Outplacement Firm with respect to the services of the Outplacement Firm provided under the Plan.

ARTICLE 5. CLAIMS AND REVIEW PROCEDURES

5.1 Claims Procedure.

(a) Claims. All claims for benefits and all inquiries concerning the Plan shall be submitted to the Corporation in accordance with procedures established by the Corporation and communicated to Eligible Employees. Claims for benefits must be in writing on the form prescribed by the Corporation, signed by the Eligible Employee, and submitted in a timely manner. The claim of a former Employee who becomes an Eligible Employee pursuant to Section 3.2 of the Plan shall contain such documentation and include such releases and waivers as Employer deems necessary to allow Employer to determine that the former Employee's employment with the Divested Employer was not terminated for Cause

(b) Denial of Claim. In the event that any claim for benefits is denied, in whole or in part, the Corporation shall notify the claimant in writing of such denial and of the claimant's right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect the application, an explanation of why such material is necessary and an explanation of the Plan's review procedure. Such written notice shall be given to the claimant within ninety (90) days after the Corporation receives the claim, unless special circumstances require an extension of time of up to an additional ninety (90) days for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. This notice of extension shall indicate the special circumstances requiring the extension and the date by which the Corporation expects to render its decision on the claim for benefits. If written notice of denial of the claim for benefits is not furnished within the time specified in this Section 5.1(b), the claim shall be deemed denied, and the claimant shall be permitted to appeal such denial in accordance with the review procedure described in Section 5.2.

5.2 Review Procedure.

(a) Committee. The applicable Committee shall have the authority to act with respect to any appeal from a denial of Plan benefits.

(b) Appeal. Any Eligible Employee whose claim for benefits under the Plan is denied, in whole or in part, or such person's duly authorized representative, may appeal from the denial by submitting to the applicable Committee a request for a review of the claim within sixty (60) days after receiving written notice of the denial from the Corporation. The applicable Committee shall give the claimant or representative an opportunity to review pertinent documents in preparing a request for review.

(c) Form and Contents. The request for review must be in writing and shall be addressed (i) in the case of a claim by a Non-Management Employee or a Management Employee who is employed below the level of vice president, to the Benefits Administration Committee of the Portland General Electric Company Outplacement Assistance Plan, Attn: Chairman of the Benefits Administration Committee, Portland General Electric Company, One World Trade Center, 121 S.W. Salmon Street, Portland, OR 97204 and (ii) in the case of a claim by a Management Employee who is employed at a level of vice president or above, to the Compensation Committee of the Board of Directors of Portland General Electric Company, Portland General Electric Company, One World Trade Center, 121 S.W. Salmon Street, Portland, OR 97204. The request for review shall set forth all of the grounds upon which it is based, all supporting facts and any other matters which the claimant deems pertinent. The reviewing Committee may require the claimant to submit such additional facts, documents or other material as the reviewing Committee may deem necessary or appropriate in making its review.

(d) Processing Time. The reviewing Committee shall act upon each request for review within sixty (60) days after its receipt, unless special circumstances require an extension of time of up to an additional sixty (60) days for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the end of the initial sixty (60) day period.

(e) Notice of Decision. Within the time prescribed in (d) above, the reviewing Committee shall give written notice of its decision to the claimant and the Corporation. In the event that the reviewing Committee confirms the denial of the claim for benefits, such notice shall set forth the specific reasons for such denial and specific references to the Plan provisions on which the decision is based. If the reviewing Committee disagrees with the denial of the claim for benefits, it shall direct the Corporation to take such action as is necessary or desirable to carry out its decision. If written notice of the reviewing Committee's decision is not given to the claimant within the time prescribed in (d) above, the claim will be deemed denied on review.

(f) Rules and Procedures. Each Committee shall establish such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Section 5.2. The reviewing Committee may require a claimant who wishes to submit additional information in connection with an appeal from the denial of benefits in whole or in part to do so at the claimant's own expense.

5.3 Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant:

(a) Has submitted a written claim for benefits in accordance with Section 5.1(a) of the Plan;

(b) Has been notified by the Corporation that the claim is denied (or the claim is deemed denied as provided in Section 5.1(b)) of the Plan;

(c) Has filed a written request for a review of the claim in accordance with Section 5.2(b) of the Plan; and

(d) Has been notified in writing that the reviewing Committee has affirmed the denial of the claim (or the claim is deemed denied on review as provided in Section 5.2(e) of the Plan).

ARTICLE 6. GENERAL PROVISIONS

6.1 No Assignment of Contract Rights. The interest or contract rights of any person in the Plan shall not be optioned, anticipated, assigned (either at law or in equity), alienated or made subject to attachment, garnishment, execution, levy, other legal or equitable process or bankruptcy, and any act in violation of this Section 6.1 shall be void. All benefits under the Plan are personal to the Eligible Employee.

6.2 No Employment Rights. Nothing in the Plan shall be deemed to give any person a right to remain in the employ of the Employer, nor affect any right of the Employer to terminate such person's employment at any time, with or without cause.

6.3 Interpretation. The Committees shall have the discretionary authority to construe the terms of this Plan and to determine eligibility for benefits thereunder. Any determinations or interpretations of the Plan by the Committees shall be binding upon the Plan, Employees and their beneficiaries, the Corporation and each other Employer.

6.4 Governing Law. The Plan shall be construed and enforced under the applicable provisions of ERISA and, to the extent not preempted by ERISA, the laws of the State of Oregon.

ARTICLE 7. CONTINUATION OF PLAN; AMENDMENT AND TERMINATION

The Corporation reserves the right to terminate or amend the Plan at any time by execution of a written instrument.

ARTICLE 8. EXECUTION

The Corporation has caused its authorized officer to execute the same this 16th day of  June , 2005.

PORTLAND GENERAL ELECTRIC COMPANY

By: _/s/ Arleen N. Barnett_____________

As Its: _Vice President, Administration____